WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
EXHIBIT 11(B)
COMPUTATION OF PRIMARY NET INCOME PER COMMON SHARE ASSUMING FULL DILUTION
(In thousands, except per share data)
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
                                                        Years Ended
                                             January 2   January 3  December 29
                                               1994        1993        1991
                                               ----        ----        ----
Weighted average number of
 common shares outstanding.................   99,465      98,095       97,056

Shares issuable pursuant to employee
 stock option plans, less shares assumed
 repurchased at the higher of the
 average market or period end price........    3,650       3,425        2,452

Additional dilutive shares issuable
 assuming conversion of subordinated
 debentures................................    8,130       8,130
                                             -------     -------      -------

Number of shares for computation of
 fully diluted earnings per share..........  111,245     109,650       99,508

Additional shares issuable assuming
 conversion of subordinated debentures
 per Regulation S-K item 601(b) (11).......                1,724        7,694
                                             -------     -------      -------

Number of shares per Regulation S-K
 item 601(b) (11)..........................  111,245     111,374      107,202

Income applicable to common stock.......... $ 79,267    $ 64,633     $ 51,247

Add interest savings on assumed dilutive
 conversion of subordinated
 debentures, net of tax....................    4,871       4,542
                                             -------     -------      -------

Net income for computation of
 fully diluted earnings per share..........   84,138      69,175       51,247

Add interest savings on assumed
 conversion of subordinated debentures
 net of tax per Regulation S-K item
 601(b) (11)...............................                1,413        4,827
                                             -------     -------      -------

Net income for computation of fully
 diluted earnings per share per Regulation
 S-K item 601(b) (11)...................... $ 84,138    $ 70,588     $ 56,074
                                            ========    ========     ========

Fully diluted net income per share.........     $.76        $.63         $.52
                                                ====        ====         ====
Fully diluted net income per share
 Regulation S-K item 601(b) (11)...........     $.76        $.63         $.52
                                                ====        ====         ====
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